UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2024

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On December 3, 2024, Novavax CZ a.s. (the “Seller” or “Novavax CZ”), a wholly owned subsidiary of Novavax Inc. (the “Company”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Novo Nordisk Production Czech s.r.o. (the Purchaser”) and Novo Nordisk A/S, pursuant to which Novavax CZ agreed, subject to the satisfaction or waiver of the conditions set forth therein, to sell to the Purchaser the Company’s biologics manufacturing campus located at Bohumil, Jevany, Czech Republic. The Asset Purchase Agreement provides that on the closing date, the Seller will sell, transfer and assign to the Purchaser: (i) properties owned by Novavax CZ registered on folio No. 894 maintained by the Cadastral Office for Central Bohemian Region, Detached Cadastral Office Prague-East, for the cadastral area Jevany, comprising land in the settlement known as Bohumil, as well as certain moveable assets and equipment located at the manufacturing facility, (the “Transferred Assets”); (ii) contracts related to the operation and management of the Transferred Assets (the “Transferred Contracts”); and (iii) certain employees currently providing services related to the Transferred Assets (the “Transferred Employees”), and the Purchaser will assume certain liabilities from Novavax CZ.

Under the Asset Purchase Agreement, the total purchase price for the Transferred Assets, the Transferred Contracts, the Transferred Employees, is $200 million and the assumption by the Purchaser of liabilities (on a look-forward basis) pertaining to such Transferred Assets, Transferred Contracts and Transferred Employees. The initial payment of $10 million made by the Purchaser in September 2024 will be credited against the purchase price, and $10 million of the purchase price will be placed in an escrow account to be released to Novavax CZ on the date which is 12 months following the closing date (subject to adjustment for any claims the Purchaser may have against such claims against the Seller under the Asset Purchase Agreement). The Seller and the Purchaser have agreed to customary indemnification terms.

The closing of the transaction is subject to the decision of the State Institute for Drug Control of the Czech Republic modifying Novavax CZ’s manufacturing and importation authorization to reduce the scope of the Seller’s activities under such authorization.

Novavax CZ and the Purchaser may terminate the Asset Purchase Agreement if the condition precedent has not been satisfied or waived on or before the date that is four months after the signing date. The Purchaser has agreed to reimburse Novavax CZ for costs in continuing to operate and maintain the Transferred Assets, Transferred Contracts and Transferred Employees between (i) the signing date and (ii) the closing date (or, if closing has not occurred by December 30, 2024 as a result of the condition precedent not having been satisfied or waived by the Seller on or prior to December 30, 2024, December 30, 2024), or the date of such termination of the Asset Purchase Agreement pursuant to Novavax CZ’s right to terminate for Purchaser’s breach of representation or warranties, or failure to comply with its closing obligations under the Asset Purchase Agreement, in each case, up to maximum aggregate amount of up to $3.5 million per calendar month.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: December 4, 2024	By:	/s/ Mark J. Casey
	Name:	Mark J. Casey
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary